Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Applied Materials, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated December 11, 2020 refers to a change in the Company’s methods of accounting for leases as of October 28, 2019 and intra-entity transfers of assets other than inventory as of October 29, 2018 due to the adoption of new accounting standards.

/s/ KPMG LLP

Santa Clara, California
May 27, 2021